EXECUTION COPY

PLAN SUPPORT AGREEMENT

This PLAN SUPPORT AGREEMENT (together with the Term Sheet (as defined below), the “Agreement”), dated as of July 18, 2010, is made by and among Jennifer Convertibles, Inc., a Delaware corporation, (“Jennifer” or the “Company”, which term, for the avoidance of doubt, includes the debtor in possession following the filing of the Petitions (as defined below)), and Haining Mengnu Group Co. Ltd (“Mengnu”) (the time and date when this Agreement has been executed by each of Jennifer and Mengnu being hereinafter referred to as the “date of this Agreement” or the “date hereof”).

     WHEREAS, the Company and Mengnu have engaged in negotiations with the objective of reaching an agreement for a Restructuring (as defined below) of the Company;

     WHEREAS, the Company now desires to implement a financial restructuring (the “Restructuring”) of the Company and its subsidiaries (together, the “Jennifer Companies”) consistent with the terms and conditions set forth in the term sheet ( the “Term Sheet”) attached hereto as Exhibit A;

     WHEREAS, in order to implement the Restructuring, the Company has agreed, on the terms and conditions set forth in this Agreement, to use its best reasonable efforts to consummate the Restructuring through a plan of reorganization (“Plan of Reorganization” or “Reorganization Plan”), the requisite acceptances of which shall be solicited following commencement of voluntary cases (“Chapter 11 Cases”) by the Jennifer Companies under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as amended, the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);

     WHEREAS, Mengnu is prepared to commit, on the terms and subject to the conditions of this Agreement and to the extent legally permissible, to, if and when solicited in accordance with applicable bankruptcy law, vote to accept the Plan of Reorganization and support its confirmation;

     NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Mengnu hereby agree as follows:

          1. Term Sheet. The principal terms and conditions of the Restructuring are set forth in the Term Sheet and shall be incorporated by Jennifer in the Reorganization Plan.

          2. Condition Precedent. It is a condition precedent to the effectiveness of this Agreement that voluntary petitions (“the Petitions”) are filed with the Bankruptcy Court and the Chapter 11 Cases are commenced no later than 9:00 p.m. (NY Time) on July 18, 2012, unless previously extended by Mengnu in writing (the time and date of filing of the Petitions being hereinafter called the “Petition Date”). If this condition is not satisfied, this Agreement shall be void and of no effect.

          3. Means for Effectuating the Restructuring. The Company shall seek to effectuate the Restructuring through the commencement of the voluntary Chapter 11 Cases and the confirmation and consummation of the Plan of Reorganization in accordance with this Agreement.

          4. Preparation of Restructuring Documents.

The Company shall, in consultation with Mengnu, prepare all of the documents (collectively, the “Chapter 11 Documents”, which shall include without limitation each of the documents referred to in paragraph 4 b)(i) through (iv) below), necessary for the Jennifer Companies to commence the Chapter 11 Cases and obtain confirmation and consummation of the Reorganization Plan, all of which shall be submitted to Mengnu and its counsel in draft form as soon as practicable but in any event not later than 5:00 p.m. on the second business day prior to filing with the Bankruptcy Court (or such earlier date as shall be specified below or such later date as Mengnu shall consent to in writing), for its review and comment, shall be satisfactory to Mengnu in form and substance and shall not be submitted to or filed with the Bankruptcy Court unless Mengnu shall have advised Jennifer (orally or in writing) that it does not object thereto. In aid of the foregoing, Jennifer shall:

          i Prepare and file with the Bankruptcy Court no later than 5:00 p.m. on the first business day following the Petition Date first day motions, which motions shall include a critical vendor motion (“Mengnu Critical Vendor Motion”) in respect of Mengnu providing for the grant to Mengnu of a purchase money security interest in inventory acquired by the Jennifer Companies from Mengnu after the filing of the Petitions and all proceeds thereof, the payment to Mengnu of $400,000 per week for application to pre-petition indebtedness owed to Mengnu in accordance with the terms and provisions thereof and having other terms and conditions as specified in the Term Sheet, which are not inconsistent with the terms and conditions in the Term Sheet and which is otherwise in form and substance satisfactory to Mengnu;

          ii Prepare and file with the Bankruptcy Court statements of financial affairs and required schedules under chapter 11 of the Bankruptcy Code for the Jennifer Companies no later than twenty (20) days following the Petition Date (complete draft to be provided Mengnu and its counsel no later than three days prior to filing); and

          iii Prepare and file with the Bankruptcy Court no later than thirty (30) days following the Petition Date a disclosure statement (the “Disclosure Statement”) relating to a Plan of Reorganization that incorporates the terms and conditions of the Term Sheet and is not inconsistent with the Term Sheet and is otherwise in form and substance satisfactory to Mengnu and complies with Sections 1122, 1123 and 1124 of the Bankruptcy Code, including customary exhibits, and which disclosure statement complies with section 1125 of the Bankruptcy Code (complete draft including Plan of Reorganization and all exhibits to be provided Mengnu and its counsel not less than 10 days prior to filing).

          5. Company Undertakings. The Company hereby agrees to use reasonable efforts and do all other things reasonably necessary to effectuate and consummate the Restructuring and obtain confirmation of and consummate the Plan of Reorganization as expeditiously as possible. The Company hereby agrees that none of the Jennifer Companies will take any action that conflicts with or is inconsistent with this Agreement or that would interfere with or adversely affect its ability to consummate the Plan of Reorganization as contemplated hereby.

          6. Agreement to Support Company Restructuring. For so long as this Agreement remains in effect, and subject to the satisfaction of each of the conditions precedent to Mengnu’s obligations set forth in Section 7 below, Mengnu agrees to (i) use reasonable efforts to support approval of the Plan of Reorganization; (ii) not to take any action that it knows will interfere in any material respect with the approval of the Plan of Reorganization by the Bankruptcy Court; and (iii) provide the Company with information about Mengnu that, based upon written advice of counsel, the Company reasonably believes is required to be included in the Disclosure Statement to the extent legally permissible for Mengnu and which would not cause Mengnu to breach any confidentiality agreement or understanding heretofore entered into in the ordinary course of business; in each case referred to in any of clauses (i), (ii) or (iii) above so long as the Company’s Plan of Reorganization and Disclosure Statement do not conflict with and meet all requirements and conditions relating thereto as set forth in this Agreement and are not inconsistent with the Term Sheet.

          7. Conditions to Mengnu’s Obligations. It shall be a condition precedent to Mengnu’s obligations to perform or observe any term, provision or condition of this Agreement to be performed or observed by it at any time, including without limitation, it obligations in Section 6 hereof, that none of the following events, occurrences or conditions ( each a “Mengnu Condition”) shall exist, whatever the reason therefor and whether or not occurring as a result of action or inaction by any of the Jennifer Companies, by operation of law, or otherwise:

          i Any representation or warranty made by the Company to Mengnu in this Agreement or any information in any document prepared by the Company or any of the other Jennifer Companies and provided to Mengnu shall be false or misleading in any material respect when made or provided;

          ii Any of the following milestones (“Milestones”) shall not be achieved within the time specified below:

     (aa) Obtain an interim order of the Bankruptcy Court granting the Mengnu Critical Vendor Motion in form and substance satisfactory to Mengnu with such changes, if any, as are satisfactory to Mengnu not later than five business days following the Petition Date;

     (bb) Obtain a final order of the Bankruptcy Court granting the Mengnu Critical Vendor Motion, with such changes, if any, as are satisfactory to Mengnu not later than the thirtieth day immediately following the Petition Date;

     (cc) Obtain an order of the Bankruptcy Court approving the Disclosure Statement, with such changes, if any as are satisfactory to Mengnu, not later than seventy five (75) days immediately following the Petition Date; and

     (dd) Obtain an order (the “Confirmation Order”) of the Bankruptcy Court confirming a Plan of Reorganization in the form attached to the Disclosure Statement approved by the Bankruptcy Court, with such changes, if any, as are approved by Mengnu, no later than one hundred thirty(130) days following the Petition Date

          iii. On the effective date (“Effective Date”) of the Plan of Reorganization there shall be any appeal of the Confirmation Order other than any such appeal which Mengnu determines in its sole discretion does not materially interfere with consummation of the Plan of Reorganization and if successful would not materially adversely affect the interests of Mengnu upon consummation of the Plan of Reorganization or thereafter.

          iv. The Bankruptcy Court shall have terminated Jennifer’s exclusive period to file the a plan of reorganization or such exclusivity period shall have lapsed;

          v. Any preference recovery action against Mengnu shall have been successfully prosecuted at any time prior to the Effective Date;

          vi. The Company at any time shall fail to make any payment required to be made by it in accordance with the Mengnu Critical Vendor Motion or shall terminate Mengnu’s status as a critical vendor for any reason other than Mengnu’s default in honoring the production and shipping schedule agreed to by the parties from time to time;

          vii At any time prior to the Effective Date, the Company or any other of the Jennifer Companies shall file any motion or take any other action to challenge any proof of claim submitted by Mengnu for an aggregate amount of pre-petition indebtedness (before giving effect to any payments received by Mengnu in accordance with the critical vendor motion applicable to Mengnu)

of not in excess of $17,000,000 or any objection to any such proof of claim submitted by Mengnu is allowed;

          viii Any of the Jennifer Companies shall, after the filing with the Bankruptcy Court of the Disclosure Statement, propose any amendment or modification thereto which, in Mengnu’s opinion, is material and to which Mengnu objects and such amendment or modification is not withdrawn within five days after notice thereof from Mengnu to Jennifer;

          ix Any of the Chapter 11 Documents, including, without limitation, the Plan of Reorganization, shall contain any term or condition (aa) different from the terms and conditions set forth in the Term Sheet, (bb) inconsistent with the Term Sheet , (cc) which Mengnu believes, or has reason to believe, could adversely affect Mengnu’s interests upon consummation of the Plan of Reorganization or thereafter or (dd) which in Mengnu’s opinion is otherwise material and to which Mengnu objects by notice to the Company and, in the case of the condition specified in this subclause (dd), such term or provision is not changed in a manner in form and substance satisfactory to Mengnu within five days after receipt by the Company of such notice;

          x At any time on or prior to the Effective Date there shall have been issued or remain in force any order, decree, or ruling by any court or governmental body having jurisdiction restraining or enjoining the consummation of or declaring or rendering illegal the Restructuring or any of the transactions contemplated by this Agreement;

          xi The Company shall propose, consent to, support, acquiesce or participate in the formulation of any out-of-court restructuring, any chapter 7 or chapter 11 plan of reorganization or liquidation or any other such similar reorganization or liquidation (whether foreign or domestic) other than the Restructuring as described in the Term Sheet and other than as agreed to by Mengnu;

          xii At any time after the date of this Agreement and prior to the Effective Date, (i) any event or occurrence or condition shall happen or occur, whatever the reason therefor and whether happening or existing by operation of law or otherwise, not disclosed in writing to Mengnu by Jennifer prior to the date hereof that Mengnu reasonably believes has had, has or could reasonably be expected to have a Material Adverse Effect (“Material Adverse Effect” means any change, event, occurrence, effect, or state of facts that, individually, or aggregated with other such matters, is materially adverse to the business, assets (including intangible assets), properties, condition (financial or other), or results of operations or prospects of the Jennifer Companies taken as a whole, but excluding actions, events, occurrences, effects or conditions that result by operation of law from the filing of a case under chapter 11 of the Bankruptcy Code) or (ii) there shall be or have been, in the reasonable opinion of Mengnu, any material adverse change or development involving a prospective material adverse change in the business, properties, assets (tangible and intangible), condition (financial or other), results of operations or prospects of the Jennifer Companies taken as a whole from that which exists on the date of this Agreement other than any such arising solely by operation of law as a result of the filing of the Petitions;

          xiii If any of the pleadings filed by the debtor with the Bankruptcy Court or the final forms of the documents prepared in connection with or related to the Restructuring (including, without limitation, any stockholders' agreement, any certificate of incorporation, any bylaws, any document concerning the corporate governance of any of the Jennifer Companies upon the consummation of the Reorganization Plan or any document concerning the rights of Company shareholders or debtholders upon the consummation of the Reorganization Plan) necessary for the implementation of the Restructuring shall not be in form and substance satisfactory to Mengnu;

          xiv A trustee or examiner with enlarged powers shall have been appointed under section 1104 or 105 of the Bankruptcy Code for service in the Chapter 11 Cases;

          xv Any of the Chapter 11 Cases shall be converted to a case under chapter 7 of the Bankruptcy Code:

          xvi The Confirmation Order shall not contain any condition to Confirmation proposed by Mengnu to Jennifer that is not inconsistent with the Term Sheet;

          xvii Any of the Jennifer Companies shall, at any time following the date of this Agreement and prior to the Effective Date, directly or indirectly, (aa) engage in, agree to or consummate any transaction (other than the Restructuring) other than in the ordinary course of business and on an arms' length basis, or (bb) incur any liability other than in the ordinary course of business and on an arms' length basis, and, if between unaffiliated parties, also on market terms;

          xviii At any time after the date of this Agreement and prior to the Effective Date, any of the Jennifer Companies shall fail to (aa) maintain its corporate existence in good standing under the laws of Delaware or other jurisdiction in which it is organized, (bb) maintain its qualification to do business in each jurisdiction where it is presently qualified to do business except for jurisdictions in which Jennifer has ceased or plans to cease operations as set forth in the description of Jennifer’s proposed store closing program ( the “Store Closing Program”) set forth in the initial Store Closing Program Report (as defined in clause xxiii below) or such other jurisdictions where Jennifer later proposes to cease operations and to which Mengnu does not object after reasonable notice and receipt of an accompanying analysis from Jennifer of such proposal or (cc) qualify to do business in any other jurisdictions where the nature of the business done by it makes such qualification necessary;

          xix At any time after the date of this Agreement and prior to the Effective Date, any of the Jennifer Companies shall, directly or indirectly: (aa) issue, sell, pledge, dispose of, or encumber any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, any of its equity interests; (bb) amend or propose to amend its respective articles of incorporation, by-laws or comparable organizational documents; (cc) split, combine, or reclassify any outstanding shares of its capital stock or other equity interests, or declare, set aside, or pay any dividend or other distribution payable in cash, stock, property, or otherwise with respect to any of its equity interests; (dd) redeem, purchase, or acquire or offer to acquire any of its equity interests; (ee) acquire, transfer, or sell (by merger, exchange, consolidation, acquisition of stock or assets, or otherwise) any interest in or any indebtedness of any corporation, partnership, joint venture, or other business organization or division, or, other than in the ordinary course of business or as contemplated pursuant to the Store Closing Program and to which Mengnu does not object after reasonable notice from Jennifer , any assets; (ff) merge with or into or consolidate with any corporation or other person other than, in the case of Jennifer Companies other than Jennifer, a merger or consolidation with or into another Jennifer Company or in the case of Jennifer a merger with another Jennifer Company in which Jennifer is the surviving corporation; or (gg) engage in or agree to engage in or consummate or agree to consummate any transaction or agreement other than in the ordinary course of business and consistent with past practice or as is necessary to effect the Store Closing Program or the Lease Renegotiation Program ( as defined in clause xxiii below) or to consummate the Plan of Reorganization and to which, in all cases, Mengnu does not object after reasonable notice from Jennifer;

          xx At any time after the date of this Agreement and prior to the Effective Date, any of the Jennifer Companies shall create, incur, assume or suffer to exist any lien, charge, security interest or other encumbrance (“Lien”) on any of its properties or assets now owned or hereafter acquired other than (i) warehousemen’s, carriers, workmen’s and similar liens arising in the ordinary course of business and not delinquent, (ii) taxes, assessment and other governmental charges arising in the ordinary course of business and not delinquent, (iii) pledges or deposits arising under workmen’s compensation or similar laws, (iv) statutory liens and other similar liens arising in the ordinary course of business that do not secure the payment of borrowed money and (v) Liens in favor of Mengnu;

          xxi At any time after the date of this Agreement and prior to the Effective Date, the Jennifer Companies taken together shall have created, incurred, assumed or suffered to exist indebtedness for borrowed money that aggregates in excess of $25,000;

          xxii Jennifer shall have failed to prepare and submit to Mengnu’s financial advisor no later than 5:00 pm on July 16, 2010, a monthly operating budget, for the period August – December 2010 (the “Budget”) in form and substance satisfactory to Mengnu and that is consistent with the weekly cash flow and monthly fiscal year 2011 projections provided to Mengnu’s financial advisor on or about June 23, 2010 as updated on a basis acceptable to Mengnu;

          xxiii Jennifer shall have failed to prepare and submit to Mengnu and its financial advisor, (aa) monthly within twenty-seven (27) days following the end of each of Jennifer’s fiscal monthly periods, commencing with the first fiscal monthly period ending following the date of this Agreement a financial statement report for the monthly fiscal period just ended and for the cumulative periods to date commencing with (x) the start of fiscal year 2010 and (y) with the July 2010 fiscal month, reflecting accurately the items and amounts recorded in the Company’s books and records and in form and substance satisfactory to Mengnu and including EBITDA and comparisons to the Budget and to the comparable periods of the prior fiscal year ; (bb) on the first business day of every second week beginning with the first week following the date of this agreement a cash flow forecast in form and substance satisfactory to Mengnu and including the actual closing cash balance for the last business day of each of the two weeks immediately preceding the forecast period for the thirteen week period beginning with the week in which the forecast is required to be delivered (each a “Cash Flow Forecast”); (cc) weekly on the first business day of each week commencing with the first week following the date of this Agreement a report of the Company’s consolidated cash balance as of the close of business on the last business day of the immediately preceding week; (dd) not later than 5:00 p.m. on July 21, 2010, and monthly thereafter within five (5) days following the end of each of Jennifer’s fiscal monthly periods, commencing with the first fiscal monthly period ending following the date of this Agreement a report (the “Store Closing Program Report”) showing all stores and distribution centers closed or proposed to be closed by any of the Jennifer Companies, the status of going out of business sales or other comparable closing activity at such stores including projected receipts and disbursements, actual receipts and disbursements,, and such other information with respect thereto as Mengnu shall have reasonably requested, all in reasonable detail and otherwise in form and substance satisfactory to Mengnu; and (ee) not later than 5:00 p.m. on July 21, 2010, and monthly thereafter within five (5) days following the end of each of Jennifer’s fiscal monthly periods, commencing with the first fiscal monthly period ending following the date of this Agreement, a report (the “Lease Renegotiation Program Report”) showing all stores and distribution centers and office locations proposed to be maintained by the Jennifer Companies upon exit from bankruptcy or under consideration for closing but for which a final determination has yet to be made and the status of lease renegotiations with landlords with such stores and distribution centers, including target back and forward rent reductions, and actual back and forward rent reductions (the “Lease Renegotiation Program”), and such other information with respect thereto as Mengnu shall have reasonably requested, all in reasonable detail and otherwise in form and substance satisfactory to Mengnu;

          xxiv At any time after the date of this Agreement and prior to the Effective Date, (aa) the Company’s consolidated EBITDA for the cumulative period commencing fiscal August 2010 is less than 80% of the comparable amount in the Company’s Budget, (bb) on a consolidated basis the Company shall have incurred expenses or expenditures in the cumulative period commencing with fiscal August 2010 that, in respect of any line item other than Cost of Goods Sold, volume related home delivery expenses, commission based employee compensation, or other expenses or expenditures directly resulting from sales, exceeds ten percent (10%) of the amount budgeted therefor in the Budget or that in the aggregate exceeds five percent (5%) of the total amount of expenses and expenditures budgeted in such Budget, (cc) any of the Jennifer Companies shall make any payment on account of prepetition indebtedness (other than to Mengnu or to Ashley Homestores, Ltd.) or which is inconsistent with the most recent Budget provided to Mengnu without the prior written consent of Mengnu, or (dd) the Company’s consolidated freely available cash balance shall be less than $2.0 million;

          xxv The pro forma balance sheet included in the Disclosure Statement approved by the Bankruptcy Court, or any amendment or supplement thereto, shall show the consolidated freely available cash balance of the Jennifer Companies as of the date of consummation of the Plan of Reorganization to be less than $2.0 million;

          xxvi Jennifer shall fail to provide Mengnu with notice from time to time of the proposed terms of any agreement with any liquidator for the disposition of inventory of any of Jennifer’s stores or distribution centers being closed or the proposed terms of any agreement with any lease renegotiation advisor for the renegotiation of leases, in each case sufficiently in advance of Jennifer’s entering into any such agreement to enable Mengnu’s advisors to comment thereon and discuss the same with Jennifer’s management and advisors, or any such agreement shall be entered into to which Mengnu shall have timely and reasonably objected;

          xxvii (aa) the Disclosure Statement, or any amendment or supplement thereto, or the Plan of Reorganization approved pursuant to the Confirmation Order provides for the payment upon consummation of the Plan of Reorganization or at any time thereafter of (x) administrative expenses allowed in accordance with Section 503(a)(2) of the Bankruptcy Code (other than expenses arising from the purchase of inventory or customer deposits) such that, on a pro forma basis after giving effect thereto as if all such expenses were paid on the Effective Date, the Company’s consolidated free cash balance on the next day following the Effective Date would be less than $2.0 million; or (y) any allowed claims entitled to priority under Section 507 of the Bankruptcy Code other than claims entitled to priority under Section 507(a)(4) or Section 507(a)(7) of the Bankruptcy Code or (bb) or at any time prior to the issuance of the Confirmation Order or thereafter prior to the Effective Date, after consultation with Jennifer, Mengnu reasonably believes that on the Effective Date there will actually be any such administrative expenses or that there will be any such claims;

          xxviii Ten days prior to the date set for the hearing on confirmation of the Plan of Reorganization (“Confirmation Hearing Date”) pursuant to Section 1128 of the Bankruptcy Code Rami Abada and Jennifer shall have failed to agree to modify his employment agreement with Jennifer on terms and conditions and otherwise in form and substance satisfactory to Mengnu and entered into an amendment to such employment agreement as so modified with Jennifer; or the Bankruptcy Court shall not have approved such modifications or Jennifer shall not have assumed such employment agreement as so modified at or prior to the time of issuance of the Confirmation Order;

          xxix Ten days prior to the Confirmation Hearing Date Harley Greenfield and Jennifer shall have failed to agree to modify his employment agreement with Jennifer on terms and conditions and otherwise in form and substance satisfactory to Mengnu and entered into an amendment to such employment agreement as so modified with Jennifer; or the Bankruptcy Court shall not have approved such modifications or Jennifer shall not have assumed such employment agreement as so modified at or prior to the time of issuance of the Confirmation Order;

          xxx At any time after the date of this Agreement and prior to the Effective Date, Jennifer change the rate of compensation or terms of compensation (including, without limitation, terms providing for fringe benefits or termination benefits) of, or entered into any new contractual arrangements (other than new contractual arrangements with Rami Abada or Harley Greenfield in accordance with the immediately preceding clause xxviii or clause xxix of this Section 7, as applicable) with, or provide or agree to provide any new or additional employee benefits to, the employees (“Key Employees”) shown on the organization chart on page 8 of the Management Presentation dated June 2010 presented to Mengnu’s advisors by TM Capital without the prior written consent of Mengnu; or proposed any new employment contracts (other than in respect of Rami Abada or Harley Greenfield as aforesaid) or any new incentive compensation or other employee benefit plans, contracts or arrangements for any of the Key Employees either as part of the Plan of Reorganization or otherwise without the prior written consent of Mengnu;

          xxxi Ten days prior to the date of the hearing on the confirmation of the Plan of Reorganization, the termination date of Jennifer’s credit card processing agreement with Merrick Bank/Renaissance shall not have been extended by Merrick Bank/Renaissance to a date no earlier than thirteen months immediately following the date specified in the Disclosure Statement, or any amendment or supplement thereto, as the date proposed for confirmation of the Plan of Reorganization or Jennifer and Merrick Bank/Renaissance shall have failed to make such other changes thereto as regards the right to reserve and to withhold monies reserved and as to other matters as Mengnu shall reasonably request unless prior to that time Jennifer shall have obtained a binding agreement commitment from a new credit card processor in form and substance satisfactory to Mengnu to process credit card sales drafts with a stated expiry date no earlier than thirteen months immediately following such proposed date for confirmation of the Plan;

          xxxii At any time after the date of this Agreement and prior to the Effective Date, any of the Jennifer Companies shall assume or reject any store lease or a material contract or close any store or modify or amend the terms of or waive compliance with the terms of any store lease or material contract or enter into any new store lease or material contract unless Mengnu has been given reasonable notice in writing of such proposed action and has not reasonably objected thereto prior to the time such action is taken;

          xxxiii At any time after the date of this Agreement and prior to the Effective Date, Jennifer shall fail to timely file any report or other information required to be filed by it under the Securities Exchange Act of 1934 , as amended (“Exchange Act”) or any such report or other information so filed shall contain an untrue statement of material fact or omit to state a material fact necessary to be stated therein to make the statements made, in light of the circumstances under which they were made, not misleading or otherwise not be in compliance in any material respect with the applicable requirements of the Exchange Act or the rules and regulations of the Securities and Exchange Commission (“SEC”) under the Exchange Act;

          xxxiv At any time after the date of this Agreement and prior to the Effective Date, any of the Jennifer Companies shall fail to keep proper books of account in compliance with the applicable rules and regulations under the Exchange Act or fail to make full and correct entries of all its financial transactions and assets and liabilities;

          xxxv At any time after the date of this Agreement and prior to the Effective Date, any of the Jennifer Companies shall fail to be in compliance in all material respects with all laws, rules and regulations and orders of any court, arbitrator or other tribunal having jurisdiction applicable to it or any of its properties;

          xxxvi At any time after the date of this Agreement and prior to the Effective Date, (aa) any of the Jennifer Companies receives notice of or obtains any knowledge of any governmental or third party notices, complaints, investigations, hearings, orders, decrees or judgments (or communications indicating that any of the foregoing may be contemplated or threatened) concerning any actions, events , occurrences or conditions which could reasonably be anticipated to (x) have a Material Adverse Effect or (y) prevent or delay the timely consummation of the Restructuring, or (bb) Jennifer shall fail as promptly as reasonably practicable, and in any event within two (2) business days after receiving such notice or obtaining such knowledge to notify Mengnu in writing and provide a statement of the facts with respect thereto to Mengnu;

          xxxvii At any time after the date of this Agreement and prior to the Effective Date, any of the Jennifer Companies shall, at any time during normal business hours, fails to (x) permit Mengnu and its representatives (including without limitation its financial and legal advisors, auditors, appraisers and any other consultants engaged by Mengnu) to visit its corporate offices and any of its store locations or other properties to examine and make copies of and extracts from the books, records, accounts and files of any of the Jennifer Companies and discuss the same with the officers and employees of any of the Jennifer Companies; or (y) provide to Mengnu and its representatives any information reasonably requested by Mengnu in writing, including, without limitation, any information requested in writing by Mengnu prior to the date of this Agreement and not theretofore provided;

          xxxviii Jennifer fails to observe or perform any obligations or condition to be performed or observed by it in accordance with any order of the Bankruptcy Court that has become final or which has not been stayed on appeal;

          xxxix At any time Mengnu believes, or has reason to believe, that the milestone specified in Section 7 ii (dd) cannot, or could not reasonably be expected to, be achieved within the time period specified and, after advising Jennifer to such effect and providing Jennifer with not less than five (5) days’ opportunity to consult with and discuss the same with Mengnu, Mengnu so notifies Jennifer; or

          xl Any subsidiary of Jennifer not included in the Petitions as a debtor filing a voluntary case under chapter 11 of the Bankruptcy Code shall not have been substantively consolidated with Jennifer and procedurally consolidated in the Chapter 11 Cases prior to or pursuant to the issuance of the Confirmation Order unless Mengnu shall expressly agree that such subsidiary need not be substantively and procedurally so consolidated."

     If any Mengnu Condition shall exist at any time prior to the Effective Date, Mengnu may in its discretion do any one or more of the following: (i) suspend performance of any obligation or observance of any condition to be performed or observed by it hereunder at any time; (ii) by notice in writing to Jennifer declared this Agreement to be terminated, whereupon neither Mengnu nor Jennifer shall have any further obligation hereunder and this Agreement shall from and after the giving of such notice be and become void and of no further force or effect; or (iii) if Mengnu has voted for the Plan of Reorganization but it has not been consummated, rescind its vote on the Plan of Reorganization (which vote shall thereupon be null and void and have no further force or effect). Mengnu may exercise such rights singly or cumulatively and the single or partial exercise of any such right shall not prevent Mengnu from exercising any one or more of such rights at any later time. Such rights shall be in addition to any other rights or remedies Mengnu may have at law, in equity or otherwise.

          8. Representations and Warranties; Hearing on Relief from Stay. The Company represents and warrants to and agrees with Mengnu that (i) Jennifer and each of the other Jennifer Companies is duly organized, validly existing, and is in good standing under the laws of the jurisdiction of its formation, (ii) Jennifer’s Form 10-K for its fiscal year ended August 29, 2009, as amended, its Form 10-Q for its fiscal quarter ended February 28, 2009, its Form 8-K dated February 19, 2010 and its Schedule 14A in respect of its annual meeting of stockholder held February 9, 2010, in each case filed with the SEC, complied in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder and none of such documents, when so filed, contained an untrue statement of material fact or omitted to state any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading; (iii) its execution, delivery, and performance of this Agreement are within the power and authority of Jennifer and have been duly authorized by Jennifer and no other approval or authorization is required, (iv) this Agreement has been duly executed and delivered by it and constitutes its legal, valid, and binding obligation, enforceable in accordance with the terms hereof, subject to bankruptcy, insolvency, fraudulent conveyance, and similar laws affecting the rights or remedies of creditors generally, and (v) none of the execution and delivery of this Agreement or compliance with the terms and provisions hereof by Jennifer will violate, conflict with, or result in a breach of, its certificate of incorporation or bylaws or other constitutive document, any applicable law or regulation, any order, writ, injunction, or decree of any court or governmental authority or agency, or any agreement or instrument to which it is a party or by which it is bound or to which it is subject.

     Mengnu represents and warrants that (i) it is validly existing as a corporation in good standing under the laws of the People’s Republic of China and has all the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and (ii) assuming this Agreement has been duly executed by Jennifer and constitutes the valid and legally binding obligation of Jennifer, this Agreement constitutes the valid and legally binding obligation of Mengnu.

     Jennifer on behalf of itself and each of the other Jennifer Companies hereby consents to any application by Mengnu for a hearing on any motion to obtain relief from the stay under Section 362 of the Bankruptcy Code upon no more than five days’ notice.

          9. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the state of New York, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this agreement, each of the parties hereby irrevocably and unconditionally agrees for itself that any legal action, suit, or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit, or proceeding, shall be brought in the United States District Court for the Southern District of New York, and, by execution and delivery of this Agreement, each of the parties hereby irrevocably accepts and submits itself to the exclusive jurisdiction of such court, in any action, suit or proceeding to enforce any of the terms or provisions of this Agreement, unconditionally, with respect to any such action, suit, or proceeding and agrees that service of process in connection therewith shall be effective if made by first class mail, postage prepaid and, if mailed to Mengnu, with the highest priority and most expeditious delivery available for delivery overseas, and shall not contest the form of manner of such service. Notwithstanding the foregoing consent to New York jurisdiction, upon the commencement of the Chapter 11 Cases, the parties agree that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with Mengnu’s and Jennifer’s obligations under this Agreement and that the parties shall not seek to enforce this Agreement in any other court so long as the Bankruptcy Court retains jurisdiction of the Chapter 11 Cases.

          10. Specific Performance. It is understood and agreed by the parties to this Agreement that money damages would not be a sufficient remedy for any breach of this Agreement by any party, and each non-breaching party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of the Bankruptcy Court requiring any party to comply promptly with any of its obligations hereunder.

          11. Reservation of Rights. This Agreement is part of a proposed settlement of disputes between the parties hereto. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of the Company or Mengnu to protect and preserve its rights, remedies and interests, or its full participation in any bankruptcy case filed by the Company. If the transactions contemplated herein or in the Plan of Reorganization are not consummated, or if this Agreement is terminated, the parties hereto fully reserve any and all of their rights. Pursuant to Rule 408 of the Federal Rules of Evidence and any applicable state rules of evidence, this Agreement shall not be admitted into evidence in any proceeding other than a proceeding to enforce its terms.

          12. Headings. The headings of the Sections and Subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

          13. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the parties and their respective successors, assigns, heirs, executors, administrators and representatives.

          14. Notices. Notices given under this agreement shall be given by, if to the Company, by first class mail, postage prepaid, return receipt requested, or, if to Mengnu, by Federal Express priority international delivery, or if to either party by e-mail through the internet, as follows:

          If to the Company:

Jennifer Convertibles, Inc.
417 Crossways Park Drive
Woodbury, NY 11797
Attn: Harley Greenfield
          Rami Abada
e-mail: hjgharley@aol.com AND mrm79@aol.com

     with a copy to

Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022-1106
Attn: Michael Fox, Esq.
          Jordanna Nadritch, Esq.
e-mail mfox@olshanlaw.com AND
jnaditch@jnadritch@olshanlaw.com

If to Mengnu:

Mengnu Group
101 Longxling Road
Economic Development Zone
Haining Zhejiang, 31440
Attn: Morris Zou
e-mail: morriszou@mengnu.com

     with a copy to

Lawrence A. Darby, III
410 Park Avenue
Suite 1530
New York, New York 10022
e-mail: ladarby@gmail.com

     -and-

James Jiang
King & Wood
444 Madison Avenue
42d Floor
New York, New York 10022
e-mail: jiangyiwei@kingandwood.com

-and- Neiger LLP 317 Madison Avenue, 21st Floor New York, NY 10017 Attn: Edward E. Neiger, Esq. e-mail: eneiger@neigerllp.com

          15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement. This Agreement may be executed and delivered by hand, facsimile, or by electronic mail in portable document format.

          16. Amendments and Waivers. This Agreement may not be modified, amended, or supplemented except in writing signed by the party against which enforcement of such modification, amendment or waiver is sought.

          17. No Third Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the parties hereto and no other person or entity is intended as a beneficiary hereof.

          18.. No Solicitation. This Agreement is not and shall not be deemed to be a solicitation for votes in favor of the Reorganization Plan in the Chapter 11 Cases in contravention of section 1125 of the Bankruptcy Code. Mengnu's vote with respect to the Plan of Reorganization will not be solicited until Mengnu has received the Plan of Reorganization and Disclosure Statement, in each case as approved by the Bankruptcy Court. Each party hereto acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated hereby.

          19. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

JENNIFER CONVERTIBLES, INC.

By:	/s/ Harley J. Greenfield
	Name:	Harley J. Greenfield
	Title:	Chairman/CEO

HAINING MENGNU GROUP CO. LTD

By:	/s/ YaoXiang Yue
	Name:	YaoXiang Yue
	Title:	Chairman of the Board